Exhibit (10-4)
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                          ADDITIONAL REMUNERATION PLAN
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                          The Procter & Gamble Company


     RESOLVED, That the following plan for additional remuneration of the Chairman of the Board and such other officers and employees of The Procter & Gamble Company and subsidiary companies who, in the opinion of the Chief Executive, are largely responsible for the success and development of the business, be and the same is hereby adopted providing for additions to their compensation in relation to the consolidated profit of the Company for the fiscal year and the contribution by those persons to the operation of the Company. Such additional remuneration may be paid in recognition of the contribution of such persons during that year, and/or their contribution to earnings growth over the current and prior years. Credits to a fund established for this purpose are to be based upon a percentage of the annual consolidated profit of the companies.

1. Each fiscal year there shall be set aside in an additional remuneration fund an amount equal to five percent of the consolidated profit before providing for foreign and United States Federal Income Taxes, based on income of The Procter & Gamble Company and its subsidiary companies included in its Consolidated Statement of Profit and Loss for such fiscal year, conditional upon there being left for consolidated net profit an amount at least equal to the sum of the dividends on the outstanding Preferred Stock of The Procter & Gamble Company, plus the sum of the dividends on the outstanding Common Stock of The Procter & Gamble Company for said fiscal year, prior deductions having been provided for of the full amount of the contributions to the Profit Sharing Trust and Employee Stock Ownership Plan; provided, however, that if at the end of any fiscal year the full amount equal to said five percent cannot be set aside on account of the condition above stated, then the amount to be set aside shall be reduced to the extent necessary to meet said condition. Unawarded balances in any year shall remain in said fund and be available in later years; provided, however, that this Board reserves the right to withdraw from said fund any unawarded balances or part thereof remaining after the award at the end of any fiscal year.

2. For each fiscal year the Compensation Committee of the Board of Directors shall determine the method of payment and the amount of the additional remuneration to be awarded from said fund to each principal officer elected by the Board of Directors. The Chief Executive shall determine which other persons are to receive additional remuneration out of said fund and the method of payment and the amount to be awarded to each.

3. Awards may be made by the Chief Executive to any employee, including principal officers elected by the Board of Directors except the Chairman of the Board, upon the termination of their employment or the granting of a leave of absence where their last year of employment is less than the full fiscal year. Normally such awards will be made only if the period of employment for such fiscal year is three months or more. The Chief Executive may delegate to an appropriate Vice President the authority to make such awards to persons who are not principal officers.

4. The consolidated profit and the consolidated net profit of The Procter & Gamble Company and the subsidiary companies consolidated for each year shall be determined in accordance with generally accepted principles of accounting and approved by the independent certified public accountants selected by this Board, and no person who may, at any time, be selected to share in the fund provided for in paragraph 1 above shall have any right to question the consolidated profit or the consolidated net profit so determined.

5. While the amount received by any one individual for any year under this resolution shall be considered as earned remuneration in addition to salary paid, it shall be understood that this plan does not give to any officer or employee any contract rights, express or implied, against any Company for any award from the Fund or for compensation in addition to the salary paid to him, or any right to question the action of the Board of Directors, the Compensation Committee or the Chief Executive.

6. This Board reserves the right to amend this plan at any time, but no amendment shall affect any outstanding but unpaid awards.

7. This Board reserves the right to terminate this plan at any time during any fiscal year and any unawarded balance remaining in the fund shall be withdrawn.

8. This plan is an amendment of the Plan adopted by this Board on April 12, 1949, amended on September 12, 1950, June 14, 1960, June 13, 1961, June 10,
     1975, March 13, 1979, May 13, 1980, April 14, 1981, July 12, 1983, June 11,
     1985, and June 10, 1986, and June 14, 1988 and June 12, 1990 and all provisions of said original plan which are not herein set forth are hereby repealed. The effective date of this amendment shall be June 12, 1990, and this Plan shall continue until terminated as provided in paragraph 7 above.